Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marinus Pharmaceuticals, Inc.:

We consent to the use of our report dated March 13, 2017, with respect to the balance sheets of Marinus Pharmaceuticals, Inc. as of December 31, 2016 and 2015, and the related statements of operations, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 1, 2017